Exhibit 99.1

American Equity No Longer in Discussions Regarding a Potential Transaction

June 7, 2019

WEST DES MOINES, IA – June 7, 2019 – American Equity Investment Life Holding Company (NYSE: AEL) (“American Equity”) announced today that its Board of Directors (the “Board”) is no longer in discussions regarding a potential transaction. Consistent with its fiduciary duties, the Board, with the assistance of financial and legal advisors, assessed the indications of interest it received from certain interested parties that had initiated contact with American Equity. The Board reviewed these indications of interest and engaged in discussions with interested parties, but ultimately determined that further engagement would not result in a transaction that was in the best interest of shareholders.

Commenting on the outlook for American Equity, John Matovina, Chairman and Chief Executive Officer, said: “Significant growth opportunities exist for American Equity as a standalone company because of well-known demographic trends. Our long-term outlook is favorable due to the growing number of Americans who need attractive fixed index annuity products that offer principal protection and guaranteed lifetime income. American Equity is well positioned to take advantage of these opportunities. The value proposition we have always offered our policyholders and distribution partners – transparent products, attractive renewal crediting history, and unparalleled service – remains as attractive as ever. American Equity’s Board and management team are committed to creating value for shareholders and will continue to take actions that position the Company to achieve this objective.”

American Equity does not intend to make further public comments with respect to this announcement and may explore strategic alternatives in the future without making a public announcement.

ABOUT AMERICAN EQUITY

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release and any oral related statements may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements may relate to strategic alternatives, future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects”, “outlook”, “potential”, “opportunity”, “position” or similar words, as well as specific projections of future events or results qualify as forward-looking statements. Factors that may cause our actual decisions or results to differ materially from those contemplated by these forward-looking statements can be found in American Equity’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made, and American Equity undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by American Equity will not materially adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

American Equity Investment Life Holding Company

Steven D. Schwartz, (515) 273-3763

Vice President - Investor Relations

sschwartz@american-equity.com